Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO
973-575-1300, ext. 1202
mnc@merrimacind.com

Merrimac Reports Fourth Quarter 2007 Results

Quarterly Continuing Operations Results Improve $796,000
Annual Orders and Backlog Set Records

WEST CALDWELL, N.J., March 28, 2008: Merrimac Industries, Inc. (Amex: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the fourth quarter and fiscal year 2007.

Previously reported results of operations of Filtran Microcircuits Inc. (“FMI”) for the current and prior periods have been reclassified and reported as discontinued operations and the assets and liabilities relating to FMI have been reclassified as held for sale in the consolidated balance sheet as of December 30, 2006. These operations were sold on December 28, 2007.

Net sales from continuing operations for the fourth quarter of 2007 were $5,392,000, an increase of $144,000 or 2.7 percent compared to the fourth quarter of 2006 net sales of $5,248,000. Net sales from continuing operations increased due to the higher level of orders received earlier in 2007 including higher sales of Multi-Mix® products to the defense industry. Gross profit for the fourth quarter of 2007 was $2,219,000, an increase of $706,000 or 46.7 percent, and was 41.2 percent of sales as compared to gross profit of $1,513,000 or 28.8 percent of sales for the fourth quarter of 2006. The increase in gross profit and gross profit percentage for the fourth quarter of 2007 was due to an improved product mix.

Operating loss from continuing operations for the fourth quarter of 2007 was $(283,000), compared to an operating loss from continuing operations of $(1,079,000) for the fourth quarter of 2006. The decrease in operating loss from continuing operations for the fourth quarter of 2007 was due to the improved gross profit and reduced research and development costs. In addition, a restructuring charge of approximately $200,000 was recorded in the fourth quarter of 2006.

Loss from continuing operations for the fourth quarter of 2007 was $(351,000) compared to a loss from continuing operations of $(1,217,000) for the fourth quarter of 2006. Loss from continuing operations for the fourth quarter of 2006 included the write-off of approximately $170,000 of deferred costs related to the Company’s prior financing agreement. Loss from continuing operations for the fourth quarter of 2007 was $(.12) per share compared to a loss from continuing operations of $(.39) per share for the fourth quarter of 2006.

As a result of the sale of the FMI discontinued operations in the fourth quarter of 2007, the Company recorded a gain from the disposal of discontinued operations of $1,936,000, which primarily consists of the non-cash realization of foreign currency translation adjustment of $2,025,000. Income from discontinued operations for the fourth quarter of 2007 was $1,471,000 compared to a loss from discontinued operations of $(499,000) for the fourth quarter of 2006. The increase in income from discontinued operations for 2007 was primarily due to the gain described above. Income from discontinued operations for the fourth quarter of 2007 was $.50 per share compared to a loss from discontinued operations of $(.16) per share for the fourth quarter of 2006.

Net income for the fourth quarter of 2007 was $1,120,000 compared to a net loss of $(1,716,000) for the fourth quarter of 2006. Net income was $.38 per share for the fourth quarter of 2007 compared to a net loss of $(.55) per share for the fourth quarter of 2006.

Net sales from continuing operations for fiscal year 2007 were $21,887,000, a decrease of $644,000 or 2.9 percent compared to net sales of $22,531,000 for fiscal year 2006. Net sales from continuing operations for fiscal year 2006 included both the shipment of a $750,000 order to a significant military customer and $1,200,000 of revenue recognized in connection with the early close out of a fixed price customer contract which did not recur in 2007. Gross profit for fiscal year 2007 was $9,099,000, a decrease of $76,000 or 0.8 percent, and was 41.6 percent of sales as compared to gross profit of $9,175,000 or 40.7 percent of sales for fiscal year 2006, notwithstanding that gross profit for fiscal year 2006 included $1,060,000 from the early close out of a fixed price customer contract.

Operating loss from continuing operations for fiscal year 2007 was $(915,000) compared to an operating loss from continuing operations for fiscal year 2006 of $(1,526,000). The decrease in the operating loss from continuing operations for fiscal year 2007 as compared to fiscal year 2006 was due to lower administrative expenses and research and development costs compared to fiscal year 2006. Operating loss for fiscal year 2006 also included a restructuring charge of approximately $200,000.

Loss from continuing operations for fiscal year 2007 was $(1,039,000) compared to a loss from continuing operations of $(1,543,000) for fiscal year 2006. Loss from continuing operations for fiscal year 2006 included the write-off of approximately $170,000 of loan costs related to the Company’s prior financing agreement. Loss from continuing operations for fiscal year 2007 was $(.35) per share compared to a loss from continuing operations of $(.49) per share for fiscal year 2006.

Loss from discontinued operations for fiscal year 2007 was $(4,387,000) compared to a loss from discontinued operations of $(682,000) for fiscal year 2006. Loss from discontinued operations for fiscal year 2007 was $(1.48) per share compared to a loss from discontinued operations of $(.22) per share for fiscal year 2006. Loss from discontinued operations includes goodwill impairment charges of $3,756,000, a charge of $506,000 to provide a full valuation allowance for a Canadian net deferred tax asset in the second quarter of 2007, a $586,000 charge for the write down of the remaining FMI net assets to an estimated net realizable value of $450,000 in the third quarter of 2007 and a gain from the disposal of discontinued operations of $1,936,000, which primarily consists of the non-cash realization of foreign currency translation adjustment of $2,025,000 in the fourth quarter of 2007.

Net loss for fiscal year 2007 was $(5,426,000) compared to a net loss of $(2,225,000) for fiscal year 2006. Net loss for fiscal year 2007 was $(1.83) per share compared to a net loss of $(.71) per share for fiscal year 2006.

Orders of $6,621,000 were received during the fourth quarter of 2007, a decrease of $44,000 or 0.7 percent compared to $6,665,000 in orders received during the fourth quarter of 2006. Orders of $28,388,000, a new Merrimac record for a fiscal year, were received during fiscal year 2007, an increase of $6,416,000 or 29.2 percent compared to $21,972,000 in orders received during fiscal year 2006. Backlog increased by $6,501,000 or 56.6 percent to $17,991,000 at the end of fiscal year 2007 compared to $11,490,000 at year-end 2006, due to the increased orders received during 2007 from military and commercial satellite customers. The book-to-bill ratio for the fourth quarter of 2007 was 1.23 to 1 and for the fourth quarter of 2006 was 1.27 to 1. The book-to-bill ratio for fiscal year 2007 was 1.30 to 1 and for fiscal year 2006 was 0.98 to 1. The orders, backlog and book-to-bill information for the current and prior periods excludes discontinued operations information.

On December 28, 2007, the Company sold substantially all of the assets of its wholly-owned subsidiary, FMI, to Firan Technology Group Corporation ("FTG") (TSX: FTG), a manufacturer of high technology/high reliability printed circuit boards, that has operations in Toronto, Ontario, Canada and Chatsworth, California. The transaction was effected pursuant to an asset purchase agreement entered into between Merrimac, FMI and FTG. The total consideration payable by FTG was $1,482,000 (Canadian $1,450,000) plus the assumption of certain liabilities of approximately $368,000 (Canadian $360,000). FTG paid $818,000 (Canadian $800,000) of the purchase price at closing and the balance was paid on February 21, 2008 following the conclusion of a transitional period. The sale of FMI will enable Merrimac to concentrate its resources on RF Microwave and Multi-Mix® Microtechnology product lines to generate sustained, profitable growth.

Chairman and CEO Mason N. Carter commented, “Looking into the data we have presented, there is good reason to be optimistic. Most of our losses for the past year have come from discontinued operations allowing us to focus on our Merrimac business. These operations will no longer have an effect in 2008. During this same past year, we have also seen an encouraging growth trend in our continuing operations or ‘base business’.

“It is the balance of growth in our base business that is so exciting now. Our ‘Core’ stripline and lumped element technology, and our new Multi-Mix® RF integration technology, have both seen significant increases in new orders in 2007. This only confirms that our execution of the strategy to increase key account customer share by offering creative solutions utilizing state-of-the-art technology is correct.”

Mr. Carter further commented, “If you look at our business by market sector, our penetration into the defense and space market has been exciting this year, and is primarily the cause of the impressive growth in both bookings and backlog. Our key customers are becoming more and more familiar with Multi-Mix® technology and its benefits, and thus are bringing us into closer partnership. Our business paradigm is changing as we move from ‘Vendor’ to ‘Partner’ status with several of our large OEM Defense and Space customers.”

Mr. Carter continued, “Our financial highlights include:

•	Record orders booked of $28.4 million for 2007, an increase of 29% over 2006.
•	Record quarter-end and year-end backlog of $18.0 million.
•	Book-to-bill ratio of 1.30 to 1 for fiscal year 2007 and 1.23 for the fourth quarter of 2007.
•	Multi-Mix® orders and sales for 2007 have exceeded 2006 orders and sales.
•	Working capital of $9.9 million and current ratio of 3.5 to 1.”

Investors are invited to participate in the financial results conference call on Friday, March 28, 2008 at 4:15 p.m. (Eastern) by dialing 1-888-256-1007 (for International callers: 1-913-981-5552) ten minutes prior to the scheduled start time, and reference the Merrimac Industries fourth quarter 2007 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 8461634.

This conference call will also be broadcast live over the internet by logging on to the web at this address:
http://www.videonewswire.com/event.asp?id=47002

Should you be unable to participate during the live webcast, a link to the archived webcast will be posted on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module used in High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ and San Jose, Costa Rica and has approximately 180 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip and bonded stripline Teflon (PTFE) circuits and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM®, System In A Package®, SIP® and Total Integrated Packaging Solutions® are registered trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. please visit our website http://www.merrimacind.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; the possibilities of impairment charges to the carrying value of our Multi-Mix® assets, thereby resulting in charges to our earnings; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers' new or enhanced products; general economic and industry conditions; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
	December 29, 2007	December 30, 2006 (a)
Net sales	$5,392,000	$5,248,000
Gross profit	2,219,000	1,513,000
Selling, general and administrative expenses	2,142,000	1,885,000
Research and development	360,000	507,000
Restructuring charge	-	200,000
Operating loss	(283,000)	(1,079,000)
Interest and other expense, net	(68,000)	(137,000)

Loss from continuing operations	(351,000)	(1,217,000)

Income (loss) from discontinued operations, including non-cash realization of $2,025,000 of foreign currency translation adjustment in 2007, net of income taxes	1,471,000	(499,000)

Net income (loss)	1,120,000	(1,716,000)

Net income (loss) per common share-basic and diluted:
Loss from continuing operations	$(.12)	$(.39)
Income (loss) from discontinued operations	$.50	$(.16)
Net income (loss) per common share	$.38	$(.55)

Weighted average number of shares outstanding-basic and diluted	2,926,000	3,138,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the prior period have been reported as discontinued operations.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations

	Year Ended
	December 29, 2007	December 30, 2006 (a)
Net sales	$21,887,000	$22,531,000
Gross profit	9,099,000	9,175,000
Selling, general and administrative expenses	8,435,000	8,591,000
Research and development	1,579,000	1,910,000
Restructuring charge	-	200,000
Operating loss	(915,000)	(1,526,000)
Interest and other expense, net	(124,000)	(17,000)

Loss from continuing operations	(1,039,000)	(1,543,000)

Loss from discontinued operations, including non-cash realization of $2,025,000 of foreign currency translation adjustment in 2007, net of income taxes	(4,387,000)	(682,000)

Net loss	(5,426,000)	(2,225,000)

Net loss per common share-basic and diluted:
Loss from continuing operations	$(.35)	$(.49)
Loss from discontinued operations	$(1.48)	$(.22)
Net loss per common share	$(1.83)	$(.71)

Weighted average number of shares outstanding-basic and diluted	2,963,000	3,142,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the current and prior periods have been reported as discontinued operations.

Merrimac Industries, Inc. Condensed Consolidated Balance Sheets

	December 29, 2007	December 30, 2006 (a)
ASSETS
Current assets:
Cash and cash equivalents	$2,004,000	$5,399,000
Accounts receivable, net	5,300,000	5,140,000
Inventories	5,040,000	3,740,000
Other current assets	774,000	834,000
Due from assets sale contract	664,000	-
Current assets held for sale	-	1,608,000
Total current assets	13,782,000	16,721,000
Property, plant and equipment, net	10,956,000	11,776,000
Restricted cash	250,000	-
Other assets	532,000	492,000
Deferred tax assets	52,000	100,000
Long-term assets held for sale	-	5,165,000
Total Assets	$25,572,000	$34,254,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$550,000	$550,000
Accounts payable	944,000	768,000
Other current liabilities	2,328,000	1,303,000
Deferred tax liabilities	52,000	100,000
Current liabilities related to assets held for sale	-	646,000
Total current liabilities	3,874,000	3,367,000
Long-term debt, net of current portion	3,763,000	4,312,000
Deferred liabilities	61,000	38,000
Long-term liabilities related to assets held for sale	-	252,000
Total liabilities	7,698,000	7,969,000
Stockholders’ equity:
Common stock	33,000	33,000
Additional paid-in capital	19,789,000	19,237,000
Retained earnings	1,174,000	6,600,000
Accumulated other comprehensive income	-	1,389,000
Treasury stock	(3,122,000)	(974,000)
Stockholders’ equity	17,874,000	26,285,000
Total Liabilities and Stockholders’ Equity	$25,572,000	$34,254,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities of Filtran Microcircuits Inc. have been reclassified as held for sale.

Merrimac Industries, Inc.
Consolidated Statements of Cash Flows

	Year Ended
	December 29, 2007 (a)	December 30, 2006 (a)
Cash flows from operating activities:
Net loss	$(5,426,000)	$(2,225,000)
Less, loss from discontinued operations	(4,387,000)	(682,000)
Loss from continuing operations	(1,039,000)	(1,543,000)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,365,000	2,333,000
Amortization of deferred financing costs	31,000	211,000
Share-based compensation	394,000	189,000
Changes in operating assets and liabilities:
Accounts receivable	(167,000)	(1,057,000)
Inventories	(1,299,000)	(120,000)
Other current assets	184,000	(44,000)
Other assets	(71,000)	(66,000)
Other current liabilities	460,000	(575,000)
Deferred liabilities	23,000	15,000
Net cash provided by (used by) operating activities-continuing operations	881,000	(659,000)
Net cash provided by (used by) operating activities-discontinued operations	(776,000)	263,000
Net cash provided by (used by) operating activities	105,000	(396,000)
Cash flows from investing activities:
Purchases of capital assets	(1,546,000)	(1,597,000)
Proceeds from sale of discontinued operations	818,000	-
Net cash used in investing activities-continuing operations	(728,000)	(1,597,000)
Net cash used in investing activities-discontinued operations	(180,000)	(79,000)
Net cash used in investing activities	(908,000)	(1,676,000)
Cash flows from financing activities:
Borrowings under term loans	-	5,000,000
Repurchase of common stock for the treasury	(2,148,000)	-
Repayment of borrowings	(550,000)	(2,728,000)
Restricted cash (deposited) returned	(250,000)	1,500,000
Proceeds from stock sales	158,000	225,000
Net cash provided by (used in) financing activities-continuing operations	(2,790,000)	3,997,000
Net cash used in financing activities-discontinued operations	(350,000)	(44,000)
Net cash provided by (used in) financing activities	(3,140,000)	3,953,000
Effect of exchange rate changes	(14,000)	(1,000)
Net increase (decrease) in cash and cash equivalents	(3,957,000)	1,880,000
Cash and cash equivalents at beginning of period, including $562,000 and $423,000 reported under assets held for sale	5,961,000	4,081,000
Cash and cash equivalents at end of period including $562,000 reported under assets held for sale in 2006	$2,004,000	$5,961,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the current and prior periods have been reported as discontinued operations.